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                                                                     Exhibit 2.5

                         UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF LOUISIANA

IN THE MATTER OF                                           NUMBER

FORCENERGY, INC.                                           99-11391
                                                           SECTION A

DEBTOR                                                     CHAPTER 11

JOINTLY ADMINISTERED WITH

IN THE MATTER OF                                           NUMBER

FORCENERGY RESOURCES, INC.                                 99-11392
                                                           SECTION A

DEBTOR                                                     CHAPTER 11

                     FINDINGS OF FACT AND CONCLUSIONS OF LAW
                   AND ORDER CONFIRMING PLAN OF REORGANIZATION

         On December 13 and 20, 1999, the Court conducted a hearing to consider confirmation of the First Amended Joint Plan of Reorganization dated October 26, 1999 ("Plan"), as modified on December 13 and 20, 1999 ("Modifications"), proposed by the Debtors, Forcenergy, Inc. and Forcenergy Resources, Inc. After considering the evidence presented, the statements of counsel, and the Objections to the Plan filed by various parties-in-interest, and after reviewing the Plan and other pleadings on file, this Court finds and concludes as follows:

         1. Jurisdiction. This is a core proceeding within the meaning of 28 U.S.C. Section. 157(b)(2)(L). This matter arises under the Bankruptcy Code, Title 11 of the United States Code, 11 U.S.C. Section. 101 et seq., and jurisdiction is vested in this Court to enter a






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final order by virtue of 28 U.S.C.Section.1334 (a) and (b), and 28
U.S.C. Section.151, 157(a) and (b)(1). These findings of fact and conclusions of law are being entered under Bankruptcy Rules 7052 and 9014.

         2. The Plan Complies With the Applicable Provisions of the Bankruptcy Code (Section 1129(a)(1)).

         (a) The Debtors are corporations organized under the laws of various states of the United States and are eligible to be debtors under Section 109 of the Bankruptcy Code.

         (b) On March 21, 1999, the Debtors filed their respective voluntary Petitions for Relief under Chapter 11 of the Bankruptcy Code.

         (c) The Debtors are each proper proponents of a plan pursuant to
Section 1121(c) of the Bankruptcy Code in each of the Debtors' Chapter 11 Cases.

         (d) On November 3, 1999, the Debtors caused, inter alia, the First Amended Joint Disclosure Statement with respect to the Plan to be mailed to all parties required by this Court's Order Approving Voting Procedures dated October 26, 1999, advising them of, among other things, the time and place of the confirmation hearing and the procedures for objecting to, and voting for, the Plan.

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         (e) All appropriate governmental units (as defined in Section 101 of the Bankruptcy Code) were given adequate notice of the confirmation hearing.

         (f) Any party-in-interest entitled to receive notice of the confirmation hearing was given adequate notice of the hearing.

         (g) All parties-in-interest and all governmental units (as defined in Section 101 of the Bankruptcy Code) had the opportunity to appear and be heard at the confirmation hearing.

         (h) The Plan complies with Rule 3016.

         3. Proper Classification (Sections 1122 and 1123(a)(1)). The classification of claims and equity interests under the Plan complies with Sections 1122 and 1123(a)(1) of the Bankruptcy Code. Each claim and equity interest placed in a particular Class pursuant to the Plan is substantially similar to the other claims or equity interests, as the case may be, in such Class.

         4. Unimpaired Classes (Section 1123(a)(2)). Claims classified in Classes 1, 2, 4A, 5, 6 and 7 and the equity interests classified in Class 11 are not impaired under the Plan, and the Plan so specifies.

         5. Treatment of Impaired Classes (Section 1123(a)(3)). The Plan specifies the treatment of impaired Classes 3, 4B, 8, 9 and 10 in Article IV of the Plan.





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         6. No Discrimination (Section 1123(a)(4)). The Plan provides for the same treatment of each claim or equity interest in a particular Class, unless a holder of a claim or equity interest therein has agreed to a less favorable treatment.

         7. Implementation of the Plan (Section 1123(a)(5)). The Plan provides adequate means for the Plan's implementation, as set forth in Article VIII of the Plan.

         8. Debtors' Charter Provisions (Section 1123(a)(6)). The Plan provides for the inclusion in the charters of each of the Debtors of a provision prohibiting the issuance of nonvoting equity securities. The Plan further satisfies all requirements of 11 U.S.C. Section 1123(a)(6).

         9. Selection of Directors (Section 1123(a)(7)). The Plan contains only provisions that are consistent with the interests of creditors and equity security holders and with public policy with respect to the manner of selection of directors for any of the Reorganized Debtors, and any of their successors.

         10. Executory Contracts and Unexpired Leases (Section 1123(b)(2)). The Plan provides for the Debtors to assume and/or assign, or reject, executory contracts and unexpired leases pursuant to Article VI of the Plan and Section 365 of the Bankruptcy Code. The Debtors have provided adequate assurance of future performance under each such executory contract and unexpired lease assumed in accordance with the Plan or pursuant to prior



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final orders of this Court, including, without limitation, the final order approving the Debtors' Motion for Determination of Adequate Assurance of Future Performance with Respect to Certain Joint Operating Agreements.


         11. The Debtors Have Complied With the Bankruptcy Code (Section 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code. The solicitation of acceptances and rejections from holders of impaired claims and equity interests has been in compliance with applicable provisions of the Bankruptcy Code and Rules, including, without limitation, 11 U.S.C. Sections 1125 and 1126. The modifications to the Plan set forth in the Modifications satisfy, and the Debtors have satisfied, 11 U.S.C.Section 1127.

         12. Plan Proposed in Good Faith (Section 1129(a)(3)). The question of good faith was raised by at least one set of objectors, Escopeta Production Alaska, Inc., Escopeta Oil & Gas Corp., Walter D. Wells, Danny S. Davis and Robert Warthen (collectively, "Escopeta"). However, the Court has been presented no evidence of a lack of good faith, only allegations. Despite Escopeta's contentions, the Court finds no showing of bad faith on the part of the Debtors in proposing the Plan. On the contrary, the Court finds that the Plan has been proposed in good faith and not by any means forbidden by law. The Plan has been proposed for valid business purposes, to satisfy substantial obligations of the




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Debtors and to provide relief under Chapter 11 to the Debtors, their creditors and equity security holders.

         13. Payments of Costs and Expenses (Section 1129(a)(4)). Any payment made or to be made pursuant to the Plan for services or costs and expenses incurred in or in connection with the Debtors' Chapter 11 cases has been approved by, or will be subject to the approval of, the Court.

         14. Directors and Officers (Section 1129(a)(5)). The Debtors have disclosed the identity of the proposed directors of the Reorganized Debtors and the identity and compensation of the proposed officers of the Reorganized Debtors as required by 11 U. S. C. Section1129(a)(5). While the officers are clearly to be well compensated, the appointment and compensation of these proposed directors and officers, pursuant to the terms disclosed by the Debtors, is not inconsistent with the interests of creditors and equity security holders and with public policy.

         15. No Rate Change (Section 1129(a)(6)). No rate changes are provided for in the Plan that would require governmental regulatory commission approval.

         16. Best Interests of Creditors (Section 1129(a)(7)). The Court is satisfied that the expert evaluation presented showed that, with respect to each impaired Class of claims or equity interests, each holder of a claim or equity interest will receive or retain under the Plan on account of such claim or equity



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interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date of the Plan.

         17. Plan Acceptance (Section 1129(a)(8)). Allowed claims or equity interests in Classes 1, 2, 4A, 5, 6, 7 and 11 are unimpaired within the meaning of 11 U.S.C. Section.1124, and the holders thereof are conclusively presumed to have accepted the Plan under 11 U.S.C. Section.1126(f). Classes 3, certain separate sub-classes of Class 4B, 8, 9 and 10, each an impaired Class under the Plan, all have accepted the Plan. Holders of claims in certain separate sub-classes of Class 4B have rejected the Plan.

         18. Plan Treatment of Administrative Expense Claims and Tax Claims (Section 1129(a)(9)). Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that each holder of a claim of a kind specified in 11 U.S.C. Section 507(a)(1) through 507(a)(8) , on the later of the Effective Date of the Plan and the date on which such claim becomes allowed, or within ten (10) days thereof, will receive on account of such claim cash equal to the allowed amount of such claim.

         19. At Least One Impaired Class Accepted the Plan (Section 1129(a)(10)). Classes 3, 4B, 8, 9 and 10, each an impaired Class under the Plan, have accepted the Plan. Classes 3,




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4B and 8 include no insider of the Debtors. Classes 9 and 10 include insiders of the Debtors.

         20. Feasibility (Section 1129(a)(11)). The two Objections which were primarily dealt with at the confirmation hearings, those of Escopeta and Texaco, Inc., Texaco Exploration and Production, Inc., Conoco, Inc. and the Marathon Oil Company (collectively, "Operators"), focused on the issue of Plan feasibility. The Debtors bear the burden of proving feasibility. Matter of T-H New Orleans Ltd. Partnership, 116 F.3d 790 (5th Cir. 1997). The Court need not be provided with "'a guarantee of success ..., [o]nly a reasonable assurance of commercial viability is required.'" Id. at 801, quoting In re Briscoe Enterprises, Ltd., II, 994 F.2d 1160, 1165-66 (5th Cir. 1993). Additionally, "'[w]here the
[debtor's] projections are credible, based upon the balancing of all testimony, evidence, and documentation, even if the projections are aggressive, the court may find the plan feasible.'" T-H New Orleans, 116 F.3d at 802, quoting In re Lakeside Global II, Ltd., 116 B.R. 499, 508 n.20 (Bankr. S.D. Tex. 1989).

         Here, the Debtors have presented, through documentation and the testimony of, particularly, Dean Swick, an expert from the Global Energy Group of Arthur Anderson, credible evidence of a reasonable probability of success in reorganization. They have shown, inter alia, that there will be satisfactory post-


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confirmation capital through the New Senior Credit Facility, the Rights Offering and existing cash assets, that Plan terms and earning projections are consistent with industry standards, that they have met ongoing costs of operation, that assets have been increased with new wells, that the bank debt will be reduced significantly upon the Plan's Effective Date and that there is adequate management in place. Sufficient funds are to be made available to make the distributions required by the Plan as described in Articles VIII and IX of the Plan. Confirmation of the Plan is not likely to be followed by the need for further financial reorganization or liquidation of any of the Debtors. The Court finds that the Plan is feasible.

         21. United States Trustee Fees (Section 1129(a)(12)). All fees due and payable under 28 U.S.C.Section 1930 will be paid by the Debtors in accordance with Sections 2.5 of the Plan.

         22. Retiree Benefits (Section 1129(a)(13)). The Debtors do not have any obligations in respect of retiree benefits.

         23. Cramdown (Section 1129(b)).

         (a) All applicable requirements of 11 U.S.C. Section1129(a), other than those of subsection 1129(a)(8), have been met with respect to the Plan.

         (b) The Plan does not discriminate unfairly.

         (c) The only Classes rejecting the Plan are certain sub- Classes of Class 4B.



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         (d) The Plan provides that the holders of Miscellaneous Secured Claims in sub-Classes of Class 4B shall retain the Liens, if any, securing such Secured Claims, and the holder of each such Secured Claim shall realize the indubitable equivalent of such Secured Claim on the later of the Effective Date and the date such Secured Claim becomes an Allowed Secured Claim, or within ten (10) days thereof.

         24. Transfer Instrument. The making and delivery of any bill of sale or any other related instruments contemplated under the Plan constitutes "the making or delivery of an instrument of transfer under a plan confirmed under
Section 1129" within the meaning of 11 U.S.C.Section 1146(c).

         25. Transfer or Exchange of Security. The transfer or exchange of a security pursuant to the Plan or this Confirmation Order constitute "[t]he . . . transfer, or exchange of a security . . . under a plan confirmed under Section 1129" within the meaning of 11 U.S.C.Section 1146(c).

         26. The Record Date shall be the close of business on January 28, 2000.

         Finding that the Plan is confirmable for all of the foregoing reasons, and based upon the foregoing Findings of Fact and Conclusions of Law, which are fully incorporated by reference into this Confirmation Order below,




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         IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

         A. Confirmation. The Plan is hereby confirmed.

         B. Binding Plan and Order. The provisions of the Plan and this Confirmation Order hereby are made binding upon each of the Debtors, the Reorganized Debtors and all other holders of claims or equity interests, whether or not such claims or equity interests are impaired under the Plan and whether or not such holder of a claim or equity interest has filed, or is deemed to have filed, a proof of claim or proof of equity interest or has accepted the Plan. Except as otherwise may be set forth in the Plan, all persons and entities that are the holders of claims or equity interests, and their respective servants, agents, employees, officers, directors, partners, successors and assigns are hereby enjoined and restrained from commencing or continuing any suit, action or proceeding or otherwise attempting to obtain possession of, or interfering with the Reorganized Debtors' possession or distribution of, all property of the estates of the Reorganized Debtors and all proceeds thereof, so as to enable the Reorganized Debtors and the Proponents to implement, effectuate and carry out all of the provisions of the Plan.

         C. Obligations Under Plan. Nothing in this Confirmation Order or the Plan shall operate as a discharge of any Debtor from claims, obligations or liabilities to be paid or performed under or pursuant to the Plan.




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         D. Discharge of Debtors. The rights afforded herein and the treatment of all claims and equity interests herein shall be in exchange for and in complete satisfaction, discharge, and release of claims and equity interests of any nature whatsoever, including any interest accrued on such claims from and after the Commencement Date, against the Debtors and the Debtors in Possession, or any of their assets or properties, including, without limitation, any Liens and Security Interests. Except as otherwise provided in the Plan or a final order incorporated therein, on the Effective Date, all such claims against and equity interests in the Debtors shall be satisfied, discharged and released in full, and all persons shall be precluded from asserting against the Reorganized Debtors, their successors, or their assets or properties any other or further claims or equity interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

         E. New Senior Credit Facility.

         (1) The Debtors and their respective directors, officers, agents and attorneys are hereby authorized and empowered to cause Reorganized Forcenergy to execute, effective on the Effective Date, definitive documentation containing the terms set forth in the New Senior Credit Facility contained in the Plan Supplement and to perform in accordance with the terms thereof.



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         (2) Effective on the Effective Date, Reorganized Forcenergy is
authorized and directed to enter into the New Senior Credit Facility with ING
(US) Capital, L.L.C., ("Agent"), Den Norske Bank A.S.A., Bank of Scotland, MeesPierson Capital Corp., Bank of America, N.A., Credit Agricole Indosuez, General Electric Capital Corporation, Societe Generale Southwest Agency, Natexis Banque BFCE, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Avenue Capital Management LLC, and Farallon Capital Management LLC ("Bank Group"), as contemplated in the New Senior Credit Facility.

         (3) To secure the loans to and other obligations and liabilities of Reorganized Forcenergy under the New Senior Credit Facility and all documents related thereto, the Bank Group is hereby granted as of the Confirmation Date, subject to the occurrence of the Effective Date, liens, security interests, and assignments. (collectively, "New Bank Group Liens") in all of the assets of Forcenergy and Reorganized Forcenergy (as contemplated by the New Senior Credit Facility), without further action of any kind by this Court, the Debtors, Reorganized Forcenergy, the Bank Group, or any other person. Nothing contained in this Confirmation Order shall impair any lien securing present or future claims under assumed executory contracts or unexpired leases or any other rights deemed not to be impaired under the Plan or under any final order incorporated in the Plan.




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         (4) Effective on the Effective Date, Reorganized Forcenergy shall execute, in form reasonably satisfactory to the Bank Group and Reorganized Forcenergy, loan and security documents reasonably necessary to implement the New Senior Credit Facility, including, without limitation, documents reasonably necessary to evidence and perfect the New Bank Group Liens and to maintain the liens, security interests and other interests held by the Bank Group as of the Confirmation Date but before entry of this Confirmation Order.

         (5) In addition to the priority established by recordation of the New Bank Group Liens, in advance of any such recordation, and without further action of any kind by this Court, the Debtors, Reorganized Forcenergy, the Bank Group, or any other person, all liens and security interests granted to the Bank Group prior to the entry of this Confirmation Order shall be deemed valid, enforceable, perfected and unavoidable in all respects, and to have been perfected at the time such lien or security interest was recorded, filed, or, in the case of possessory liens or security interests, at the time possession was obtained.

         (6) The Secured Claim of the Bank Group is allowed in the sum of:

                  (i) The outstanding and unpaid principal indebtedness under the Senior Credit Facility;

                  (ii) Accrued interest on the principal indebtedness set forth in (i) above at the non-default rate of interest provided in the Senior Credit Facility both




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         prior to and after the Commencement Date through the Effective Date;
         and

                  (iii) All professional fees, costs or other charges actually incurred by the Bank Group or any individual member thereof prior to and after the Commencement Date through the Effective Date, as provided for under the Senior Credit Facility and the New Senior Credit Facility, as agreed between the Bank Group and the Debtors.

         (7) Upon satisfaction of all conditions required under the Plan or this Confirmation Order to occur prior to or on the Effective Date in order to obligate and bind other interested parties, unless waived in writing by the Bank Group, the Bank Group is authorized to lend and Reorganized Forcenergy is authorized to borrow under the New Senior Credit Facility.

         (8) Unless waived in writing by the Bank Group, no less than $40 million of principal indebtedness plus the amounts described in paragraphs 6(ii) and 6(iii) hereinabove shall be paid in full on or before the Effective Date by wire transfer of immediately available funds to the Agent.

         (9) In accordance with Sections 4.3 (b) of the Plan, the obligations of the Reorganized Debtors under the New Senior Credit Facility, together with the payments to the Bank Group described in the Plan and this Confirmation Order, shall be in replacement and full substitution of all Bank Group Claims (except that the existing Liens, Collateral and other Security Interests of the Bank Group shall be maintained and preserved), and any causes of action arising prior to the Effective Date which the Debtors or the




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Reorganized Debtors could otherwise assert against any holder of a Bank Group
Claim (or any of such holder's affiliates, officers, employees, agents or professionals) to the extent such causes of action relate to, arise from or could otherwise be asserted in respect of the Senior Credit Facility, or any related Liens, Collateral, Security Interests or Loan Documents (as such term is defined in the Senior Credit Facility) are, by the confirmation of the Plan and entry of this Confirmation Order, released.

         F. All Objections to the Plan are overruled.

         New Orleans, Louisiana, January 19, 2000.

                                                 /s/ THOMAS M. BRAHNEY, III
                                                 ------------------------------
                                                 THOMAS M. BRAHNEY, III
                                                 UNITED STATES BANKRUPTCY JUDGE




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